EXHIBIT 3.88
Articles of Association
of
SIG Beteiligungs GmbH
with its registered office in Waldshut-Tiengen
As at 19 August 2011

Section 1
Name and Registered Office
(1)	The name of the Company is:
SIG Beteiligungs GmbH
(2)	The Company has its registered office in Waldshut-Tiengen.
Section 2
Purpose of the Business
(1)	The purpose of the business is to perform services for domestic and foreign companies operating under the Combibloc brand in the area of the development, production and distribution of paper, carton and plastic containers and coated paper products, as well as for other companies, and to acquire equity investments in all kinds of domestic and foreign companies, particularly in Vietnam.

(2)	The Company may operate in related fields and conduct all business associated with the purpose of the business.
Section 3
Share Capital and Capital Contribution
(1)	The share capital of the Company amounts to
€25,000.00
(in words: twenty-five thousand euro).
(2)	SIG Combibloc Holding GmbH shall pay a capital contribution on the share capital in the same amount. The capital contribution shall be furnished immediately in the full amount and in cash.
Section 4
(deleted without replacement by shareholder resolution of 19 September 2007)
Section 5
Withdrawal of Shares, Consolidation of Shares
(1)	The withdrawal of shares or portions thereof shall be permitted if
a)	approval is obtained from the shareholder concerned

b)	they are the Company’s own shares
(2)	On the request of a shareholder, several shares in his or her possession may be combined into one share if they are fully paid in. The consolidation shall take place by way of shareholder resolution.
Section 6
Management
(1)	The Company shall have one or several Managing Directors who are appointed and removed by way of shareholder resolution.

(2)	Entering into, amending and terminating employment contracts with Managing Directors shall be the responsibility of the shareholders or the Shareholders’ Meeting.

(3)	The Managing Directors must conduct the activities of the Company with care and diligence in accordance with the laws and the Articles of Association. They must comply with instructions issued by way of shareholder resolution.

(4)	If there are several Managing Directors, they must inform each other of all transactions that may be significant to the other Managing Directors. They must also discuss the implementation of all major measures.

(5)	If one of the Managing Directors objects to a measure of another Managing Director, the measure must be halted initially. If there are more than two Managing Directors, a Managing Director may request a majority vote of all Managing Directors calculated by way of headcount. If there are only two Managing Directors or a majority vote among the Managing Directors is not reached, a shareholder resolution shall have the final decision on the implementation of the measure if so requested by a Managing Director. The same shall apply to other differences of opinion among the Managing Directors.

(6)	The Managing Directors may also establish Rules of Procedure by joint agreement and also divide the areas of business among themselves. This shall not affect their responsibility for the business operations as a whole. At any time, a shareholder resolution may create Rules of Procedure or amend the Rules of Procedure established by the Managing Directors.

(7)	All measures beyond the customary business operations of the Company shall require the approval of the Shareholders’ Meeting, who shall decide by way of shareholder resolution. The measures requiring approval may be defined more precisely by way of shareholder resolution.
Section 7
Representation
(1)	If there is only one Managing Director, he or she shall represent the Company alone. If there are several Managing Directors, each shall represent the Company jointly with one other Managing Director or a Prokurist (authorised signatory).

(2)	By way of shareholder resolution, all or individual Managing Directors may be granted sole right of representation and be exempted from restrictions of Section 181 of the Bürgerliches Gesetzbuch (BGB — German Civil Code). The same shall apply to liquidators in the case of liquidation.
Section 8
Shareholder Resolutions
(1)	The shareholders shall decide all cases specified by law or by the Articles of Association.

(2)	Shareholder resolutions shall be adopted at meetings. A Shareholders’ Meeting shall not be required if all shareholders agree in writing with the resolution to be adopted or with the written vote.

(3)	The shareholders shall adopt their resolutions with a simple majority of votes cast unless mandatory legal provisions or the Articles of Association determine otherwise.

(4)	Every €100.00 of a share confers one vote.

(5)	Insofar as no notarial certification is prescribed, the resolutions adopted shall be recorded in written form and signed by the shareholders present.

Section 9
Convening the Shareholders’ Meeting
(1)	The Shareholders’ Meeting shall be convened in cases determined by law or the Articles of Association and when the interests of the Company require.

(2)	The convening shall take place by means of written invitation of the shareholders by a Managing Director including the meeting agenda. There must be a period of at least 14 days between the date this letter is sent and the date of the meeting.
Section 10
Financial Year, Annual Financial Statements
(1)	The financial year of the Company is the calendar year.

(2)	In accordance with statutory requirements, the Managing Directors must prepare annual financial statements — and if legally required — a management report.

(3)	The Company’s annual financial statements and the management report, if applicable, must be audited by an auditor if an audit is required by law or by a shareholder resolution. The auditor shall be determined by means of shareholder resolution.

(4)	The Managing Directors shall present the annual financial statements, the management report (if applicable), and the audit report of the auditors on the audit carried out in accordance with Paragraph 3 (if applicable) to the shareholders without undue delay.

(5)	The annual financial statements shall be adopted by means of shareholder resolution.

(6)	If the Company is required to prepare consolidated financial statements and a consolidated management report, Paragraphs (2), (3) and (4) apply accordingly.
Section 11
Appropriation of Net Profit
(1)	The shareholders shall decide on the appropriation of net profit. Amounts may be transferred to other revenue reserves or carried forward as profit.

(2)	The amount for distribution shall be distributed among the shareholders proportional to their number of shares.
Section 12
Liquidation
In the case of the Company’s dissolution, the liquidation shall be carried out by the Managing Director or Directors insofar as other liquidators have not been appointed by way of shareholder resolution.
Section 13
Notices
If public notices are mandatory, they shall appear in the elektronischer Bundesanzeiger (German electronic Federal Gazette) to the extent legally permitted. Otherwise, they shall appear in the printed version of the Bundesanzeiger.

Section 14
Formation Expenses, Costs of Capital Increases
(1)	The Company shall bear the costs totalling €2,500.00 for the attorney, notary and registry court including publication costs incurred in connection with establishing the Company.

(2)	The Company shall bear all costs related to capital increases including subscription declarations of the shareholders.
Section 15
Concluding Provisions
(1)	If individual provisions of this Agreement are or become invalid, the validity of the remainder of the Agreement’s contents remains unaffected. In lieu of the invalid provisions or to fill in an omission, a suitable regulation shall be agreed coming closest to what the parties wanted or would have wanted according to the sense and the purpose of the Agreement if this point had been considered. If the invalidity is due to a provision regarding performance or time, it shall be replaced to the extent permissible by law.

(2)	To the extent legally permitted, the place of jurisdiction for all disputes arising from the relationship to the Company shall be the responsible court of the Company’s registered office.

(3)	Paragraphs of this Agreement referred to in this Agreement shall be understood as the entire paragraph with the preceding (item) including subparagraphs.